PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®

1450 BROADWAY – 24TH FLOOR

NEW YORK, NEW YORK 10018

HARRIS & HARRIS GROUP PORTFOLIO COMPANY OPGEN

RAISES $17.1 MILLION IN INITIAL PUBLIC OFFERING

NEW YORK, NY – May 6, 2015 – Harris & Harris Group, Inc. (NASDAQ: TINY), notes its portfolio company, OpGen, Inc., announced yesterday the pricing of its initial public offering of 2,850,000 units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock, at a combined price to the public of $6.00 per unit. All of the units are being offered by OpGen. OpGen's common stock and warrants have been approved for listing on the NASDAQ Capital Market. Each of the common stock and warrants began trading separately on May 5, 2015, under the symbols "OPGN" and "OPGNW," respectively. Each warrant will be immediately exercisable upon issuance for one share of common stock at an exercise price of $6.60 per share and will expire on May 8, 2020. A number of Harris & Harris Group shareholders purchased units in this initial public offering.

OpGen has granted the underwriters the right to purchase up to an additional 427,500 shares of common stock at a price of $5.99 per share and/or 427,500 additional warrants at a price of $0.01 per warrant less, in each case, the applicable underwriting discount, within 45 days from the date of the initial public offering to cover over-allotments, if any.

Maxim Group LLC acted as sole book-running manager and National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc., acted as co-manager of the offering.

A registration statement on Form S-1 relating to these securities was declared effective by the Securities and Exchange Commission on May 4, 2015. Any offer or sale will be made only by means of a written prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174 or by telephone at (800) 724-0761. Copies of the final prospectus relating to the offering may also be obtained on the Securities and Exchange Commission's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

PRESS CONTACT:

Jessica Attanasio

Vice President, Gregory FCA

Email: Jessica@GregoryFCA.com

Direct: 610-228-2112

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Harris & Harris Group, Inc.’s (the “Company”) current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as subsequent filings, filed with the Securities and Exchange Commission (the “SEC”) for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The Company is not responsible for the contents of third party filings with the SEC.